EXHIBIT 4

                             TERRACE HOLDINGS, INC.

                           CERTIFICATE OF RESOLUTIONS
                       DESIGNATING RIGHTS AND PREFERENCES
                           OF SERIES B PREFERRED STOCK


         The undersigned does hereby certify that he is the elected and acting Assistant Secretary of Terrace Holdings, Inc., a Delaware corporation (the "Corporation"), and set forth below is a true and complete copy of resolutions adopted by the Board of Directors of the Corporation at a meeting held on June 23, 1998, and that said resolutions have not been revoked, amended or modified in any way and continue in full force and effect.

                  BE IT FURTHER RESOLVED, that there is hereby designated out of the authorized but unissued Preferred Stock of the Company 2,100,000 shares thereof as the Company's $1.25 Redeemable Convertible 8% Cumulative Preferred Stock ("Series B Preferred Stock") and that said Series B Preferred Stock is hereby reserved for issuance at the option of the Company upon conversion of the Notes not then redeemed at any time subsequent to the expiration of the 60-day "Temporary Reduced Warrant Exercise Period."

                           BE IT  FURTHER  RESOLVED,  that the  preferences  and
                  relative participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the Series B Preferred Stock are as follows:


SECTION 1.                 DIVIDENDS
                           ---------

         1.1. Preferential Dividends. Dividends on the Series B Preferred Stock shall be in the amount equal to 8% per annum and shall be cumulative irrespective of whether declared or paid. Dividends shall be payable in cash or Paid in Kind (as defined herein). Any cumulated but undeclared or unpaid dividend on the Series B Preferred Stock that is paid in the form of issuance of the Series B Preferred Stock ("Paid in Kind") shall result in an 8% reduction in the Conversion Price (as defined herein). The Company shall have the right, subject to applicable law, to redeem the Series B Preferred Stock, in whole or in part, at a redemption price equal to the Conversion Price plus any cumulated but undeclared or unpaid dividends on the Series B Preferred Stock.


 SECTION 2.                LIQUIDATION
                           -----------

         2.1. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Series B Preferred Stock will be pari passu with any other issued preferred stock of the Company and will be entitled to receive a preference before any distribution or payment is made upon any share of Common Stock of an amount per share equal to the sum of (i) $1.25 for each outstanding share of Series B Preferred Stock and
(ii) an amount equal to the accrued but unpaid dividends on such Series B Preferred Stock, if any. If upon such liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of the Preferred Stock shall be insufficient to permit



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payments in full to the holders of the preferred stock, the entire assets of the
Company to be so distributed shall be distributed ratably among holders of preferred stock.

         2.2. Notice. Written notice of such liquidation, dissolution or winding up, stating the payment date and the place where said payments shall be made, shall be given by certified mail, return receipt requested, not less than 20 days prior to the payment date stated therein, to holders of the preferred stock, such notice to be addressed to each holder at its address as shown by the records of the Company.


SECTION 3.                 CONVERSION
                           ----------

         The holders of the Series B Preferred Stock shall have the following conversion rights:

         3.1 Right to Convert; The Series B Preferred Stock will be convertible into shares of Common Stock of the Company at the option of the holders at a per share price of $1.25 (the "Conversion Price"). Such option to convert or exercise may be elected by holders at any time.

         3.2 Mechanics of Conversion. Before any holder of shares of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates for the shares of Series B Preferred Stock, duly endorsed, at the office of the Company or of any transfer agent for such shares, and shall give written notice by registered or certified mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (a holder of Series B Preferred Stock may not effect a transfer of shares pursuant to a conversion unless all applicable restrictions on transfer are complied with.) The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as provided above. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock being converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

         3.3 Conversion Price Adjustments. The Conversion Price will be automatically reset to the lower of $1.25 or 80% of the average of the Market Price of the Company's Common Stock (i) for the 30 trading days immediately preceding December 22, 1998, and (ii) for the 30 trading days immediately preceding June 25, 1999. For the purposes hereof, Market Price shall mean the closing price of the Company's Common Stock as reported by the National Association of Securities Dealers Automated Quotation System on any given date. In addition, if any of the Company's securities are exercised or converted at a price less than the then in effect Conversion Price or on more favorable terms and conditions than those afforded to the holders of the Series B Preferred Stock, the Conversion Price shall be adjusted to such price.

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         3.4  Recapitalization.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section), provision shall be made (in form and substance satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding) so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series B Preferred Stock, such shares or other securities or property of the Company or otherwise, which such holders would have been entitled to receive had such shares of Series B Preferred Stock been converted into Common Stock immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this section (including adjustments of the Conversion Price then in effect and the number of shares purchasable upon conversion of shares of Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

         3.5. No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions hereof and take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment; provided that in any event, any provisions hereof may be amended with the approval of the holders of a majority of the outstanding shares of Series B Preferred Stock (in addition to all other approvals required by law).

         3.6.     Fractional Shares and Certificate as to Adjustments.

                  A. In lieu of issuing fractional shares upon a conversion of Series B Preferred Stock, the Company may pay cash equal to the fraction multiplied by the then fair market value of a share of Common Stock, as determined by the Board of Directors.

                  B. Upon the occurrence of each adjustment of the Conversion Price, the Company, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Series B Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.

         3.7. Notices of Record Date. In the event of any taking by the Company of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of shares of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution, or right.



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         3.8. Reservation of Common Stock Issuable Upon Conversion.  The Company
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Company shall take such corporate action as may, in the opinion of its Counsel, be necessary to increase its authorized but unissued shares of common Stock to such number of shares as shall be sufficient for such purpose.

         3.9. Notices. Any notice required by the provisions of this Section to be given to the holders of shares of Series B Preferred Stock shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified, and addressed to each holder of record at the address of such holder appearing on the stock transfer books of the Company.


SECTION 4.        VOTING RIGHTS.
                  -------------

         4.1. General. Except as provided herein and except as otherwise required by law, the holders of the Series B Preferred Stock shall have no voting rights unless and until such shares of Series B Preferred Shares are converted to Common Stock at which point such holder would have the same voting rights as all holders of Common Stock.

         4.2. Amendments. Provisions of the terms of the Series B Preferred Stock may be amended, modified or waived only by the Board of Directors upon prior written notice to the holders thereof and with the written approval of a majority of such shares then outstanding.


SECTION 5.   REDEMPTION.
             ----------

         5.1 Each holder of the Series B Preferred Stock shall have the right to sell to the Company, and the Company shall repurchase any shares of the Series B Preferred Stock from such holder, upon notice thereof at any time after the date which is three (3) years from the consummation of the financing arrangements with IBJ Schroder Business Credit Corporation ("Schroder") on the terms outlined in Schroder's commitment letter dated May 29, 1998 to the Company.


                  WITNESS my hand this 24th day of June, 1998.



                               ---------------------------
                               Gerald L. Fishman
                               Assistant Secretary